UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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COMPLETE GENOMICS, INC.

(Name of Registrant as Specified In Its Charter)

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Complete Genomics, Inc.

2071 Stierlin Court

Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 22, 2012

Dear Stockholders:

You are cordially invited to attend our 2012 Annual Meeting of Stockholders to be held on Friday, June 22, 2012, at 9:00 a.m. local time, at the Company’s headquarters located at 2071 Stierlin Court, Mountain View, California 94043. We are holding the meeting for the following purposes:

1.	To elect the one Class II member of our Board of Directors named herein to serve for a three-year term;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

3.	Transact any other business that may properly come before the meeting.

If you owned our common stock at the close of business on April 24, 2012, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Mountain View, California for the ten days prior to the meeting for any purpose related to the meeting.

We are pleased to continue to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2011 Annual Report. We believe that this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2011 Annual Report and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if the stockholder has already returned a proxy card or voting instruction card.

Sincerely,

/s/ A. W. Homan

A. W. Homan Senior Vice President and General Counsel

April 30, 2012

Mountain View, California

COMPLETE GENOMICS, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held On June 22, 2012

COMPLETE GENOMICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors (the “Board”) is soliciting proxies for our 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) to be held on Friday, June 22, 2012, at 9:00 a.m. local time, at our Mountain View headquarters, which is our principal executive offices, located at 2071 Stierlin Court, Mountain View, California 94043. Our telephone number is (650) 943-2800.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our Annual Report on Form 10-K for our fiscal year 2011, are being made available on or about April 30, 2012. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide to most of our stockholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about May 4, 2012 to most of our stockholders who owned our common stock at the close of business on the record date, April 24, 2012. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Complete Genomics, Inc. is soliciting your proxy to vote at the 2012 Annual Meeting, including at any adjournments or postponements of the 2012 Annual Meeting. You are invited to attend the 2012 Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the 2012 Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to distribute this proxy statement and accompanying proxy card on or about May 4, 2012 to all stockholders of record entitled to vote at the 2012 Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 24, 2012 will be entitled to vote at the 2012 Annual Meeting. On this record date, there were 33,885,734 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on April 24, 2012, your shares were registered directly in your name with Complete Genomics’ transfer agent, Wells Fargo Shareholder Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the 2012 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2012 Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, at the close of business on April 24, 2012, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2012 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the 2012 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the 2012 Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

You are being asked to vote on two (2) proposals, as follows:

•	Proposal 1—To elect one Class II member of our Board (Andrew E. Senyei, M.D.) to serve for a three-year term; and

•	Proposal 2—To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, one of the individuals named in the enclosed proxy card or voter instruction card will vote the shares he represents using his best judgment.

How do I vote?

•	For Proposal 1, you may either vote “For” the nominee to the Board of Directors or you may “Withhold” your vote for that nominee.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the 2012 Annual Meeting, vote by proxy using the proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the 2012 Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the 2012 Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the 2012 Annual Meeting and we will give you a ballot when you arrive. If you need directions to the meeting, please visit http:// www.completegenomics.com

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the 2012 Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free (800) 560-1965 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 12:00 p.m., Central Time, on June 21, 2012 to be counted.

•

To vote on the Internet, go to http://www.eproxy.com/gnom to complete an electronic proxy card. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 12:00 p.m., Central Time, on June 21, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Complete Genomics, Inc. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or other agent. To vote in person at the 2012 Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 24, 2012.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of one nominee for director (Proposal 1) and “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012 (Proposal 2). If any other matter is properly presented at the 2012 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2012 Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Complete Genomics’ Secretary at Complete Genomics, Inc., 2071 Stierlin Court, Mountain View, California, 94043.

•	You may attend the 2012 Annual Meeting and vote in person. Simply attending the 2012 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or other agent, you should follow the instructions provided by your broker or agent.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the 2012 Annual Meeting. On the record date, there were 33,885,734 shares outstanding and entitled to vote. Thus, the holders of 16,942,868 shares must be present at the 2012 Annual Meeting to have a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the 2012 Annual Meeting to another date.

Please see “How many votes are needed to approve the proposals?” below for more information regarding the number of votes needed to approve or ratify the proposed action.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the 2012 Annual Meeting, who will separately count “For” and (with respect to Proposal 2) “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of the director, the Inspector of Election will count the number of “withheld” votes received for the nominee. If your shares are held by your broker or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares. If you do not give instructions to your broker or other agent, your broker or other agent can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. See “What are “broker non-votes?” and “Which ballot measures are considered “routine” or “non-routine”?” below for more information regarding “discretionary” and “non-discretionary” matters.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or other agent holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker or other agent can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through broker or other agent, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012 (Proposal 2) is considered routine under applicable rules. A broker or other agent may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of director (Proposal 1) is a matter considered non-routine under applicable rules. A broker or other agent cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposals?

•

Proposal 1 (the election of our one nominee for director)—the nominee receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of director) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

Proposal 2 (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012)—requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at this meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the 2012 Annual Meeting. Final voting results will be announced by the Company in a Current Report on Form 8-K, filed with the Securities and Exchange Commission, or SEC, on or before June 28, 2012. If final voting results are not available to us in time to file a Current Report on Form 8-K by June 28, 2012, we intend to file a Current Report on Form 8-K to announce preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2012, to the Company’s Secretary at Complete Genomics, Inc., 2071 Stierlin Court, Mountain View, California 94043. However, if our 2013 Annual Meeting of Stockholders is not held between May 23, 2013 and July 22, 2013, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials.

If you wish to bring a proposal before the stockholders or nominate a director at the 2013 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must follow the procedures set forth in our Bylaws and, among other things, notify the Company’s Secretary, in writing, not earlier than the close of business on February 22, 2013 and not later than the close of business on March 24, 2013. However, if our 2013 Annual Meeting of Stockholders is not held between May 23, 2013 and July 22, 2013, then the deadline will be not later than the close of business on the 10th day following the date on which the notice of the date of the 2013 Annual Meeting of Stockholders was mailed, or the 10th day following the date on which public disclosure of the date of the 2013 Annual Meeting of Stockholders was made, whichever occurs first. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairman of the 2013 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to continue to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to most of our stockholders of record and beneficial owners a Notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholders election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates such election.

PROPOSAL 1

ELECTION OF DIRECTOR

Our Board of Directors, or our Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons appointed by a majority of the remaining directors. A director appointed by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified or such director’s earlier death, resignation or removal.

Our Board currently has seven members. There is one director in the class whose term of office expires at the 2012 Annual Meeting, Andrew E. Senyei, M.D. There were previously two directors in Class II whose terms of office were to expire at the 2012 Annual Meeting; the other was Alexander E. Barkas, Ph.D., who passed away unexpectedly in November 2011. Following his death, our Board of Directors reduced the size of the Board to the current number of seven directors.

The Nominating and Corporate Governance Committee of the Board recommended to the Board that Dr. Senyei be nominated for election at the 2012 Annual Meeting. Dr. Senyei was previously elected by the stockholders. If elected at the 2012 Annual Meeting, Dr. Senyei would serve until the 2015 Annual Meeting and until his successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. Dr. Senyei has agreed to serve if elected, and our management has no reason to believe he will be unable to serve.

We encourage our directors and nominee for director to attend the Annual Meeting.

There are no family relationships among our directors or executive officers.

Vote Required and Board Recommendation

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of director. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Company. Abstentions and broker non-votes will not have any effect on the outcome of this Proposal. In tabulating the voting results for the election of director, only “FOR” and “WITHHELD” votes are counted.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF DR. SENYEI AS THE CLASS II DIRECTOR

Our Board of Directors

The following tables set forth the name and age of the nominee and each of our directors whose term of office will continue after the 2012 Annual Meeting, the principal occupation during the past five years, other directorships held in public companies and relevant experiences, qualifications, attributes or skills of each, and the year each began serving as a director of Complete Genomics:

Nominee for Election as Class II Director with a Term Expiring in 2015

Name	Principal Occupation During Last Five Years and Relevant Experiences, Qualifications, Attributes or Skills	Age	Director Since
Andrew E. Senyei, M.D.	Since 1987, Dr. Senyei has served as a Managing Director and a General Partner of Enterprise Partners, a venture capital firm. In 1989, Dr. Senyei co-founded Molecular Biosystems, Inc., a biotechnology company acquired by Alliance Pharmaceutical Corp. in 2000. Prior to joining Enterprise Partners, Dr. Senyei served as a practicing clinician and Adjunct Associate Professor of Obstetrics and Gynecology at the University of California, Irvine. Dr. Senyei has served as Chairman of Genoptix, Inc., a specialized medical laboratory service provider, since April 2000. Dr. Senyei served as a director of Adeza Biomedical Corporation, a healthcare products company, from 1987 until Adeza was acquired by Cytyc Corporation in April 2007. Dr. Senyei has served on the Board of Trustees of Northwestern University since 2005 and on the Advisory Council of the Jacobs School of Engineering at the University of California, San Diego, since 2002. Dr. Senyei received a B.S. from Occidental College and an M.D. from Northwestern University Medical School, and he completed his residency training at the University of California, Irvine, Medical Center. Dr. Senyei’s medical and business expertise, including his experience as a venture capitalist building and serving on the board of directors of more than 25 public and private emerging life sciences and healthcare companies, combined with his extensive prior experience as an inventor and practicing clinician, give him valuable insight into our industry. His experience provides the seasoned business judgment and broad strategic vision which enables him to serve as an effective and valuable director and to have the qualifications and leadership and other skills to serve on our Board.	62	March 2006

Incumbent Class I Directors with a Term Expiring in 2014

Name	Principal Occupation During Last Five Years and Relevant Experiences, Qualifications, Attributes or Skills	Age	Director Since
Carl L. Gordon, Ph.D., CFA	In 1998, Dr. Gordon co-founded OrbiMed Advisors LLC, an asset management firm, and has served as a General Partner since that time. From 1995 to 1997, Dr. Gordon served as a Senior Biotechnology Analyst at Mehta & Isaly, the predecessor firm to OrbiMed. From 1993 to 1995, Dr. Gordon served as a Fellow at The Rockefeller	47	August 2009

Name	Principal Occupation During Last Five Years and Relevant Experiences, Qualifications, Attributes or Skills	Age	Director Since
	University. Since May 2008, Dr. Gordon has served as a director of Amarin Corporation, a biopharmaceutical company. From March 2004 to May 2007, Dr. Gordon served as a director of Biocryst Pharmaceuticals, Inc., a pharmaceutical company. Dr. Gordon received an A.B. from Harvard University and a Ph.D. in molecular biology from the Massachusetts Institute of Technology. As a venture capitalist focused on life science companies who sits on numerous boards, Dr. Gordon provides financial and operational expertise regarding our industry. In addition, Dr. Gordon provides substantial expertise in the particularly relevant scientific field of molecular biology.

Lewis J. Shuster	In 2002, Mr. Shuster founded Shuster Capital, a strategic and operating advisor to life science companies, and has served as its Chief Executive Officer since that time. From June 2003 to November 2007, Mr. Shuster served as Chief Executive Officer of Kemia, Inc., a drug discovery and development company. From February 2000 to December 2001, Mr. Shuster held various operating executive positions at Invitrogen Corporation, a biotechnology company that later merged with Applied Biosystems Inc. and became Life Technologies Corporation. From 1994 to 1999, Mr. Shuster served as Chief Financial Officer of Pharmacopeia, Inc., a drug discovery product and service company, and later as Chief Operating Officer of Pharmacopeia Labs, a division of Pharmacopeia, Inc. Mr. Shuster joined Human Genome Sciences as its first employee in September 1992 and as Executive Vice President of Operations and Finance helped guide the development and operation of what was the world’s leading gene sequencing operation in 1994. Mr Shuster has served as a director (and Nominating and Governance Committee chairman) of ADVENTRX Pharmaceuticals, Inc., a biopharmaceutical company, since April 2011. In June 2011, Mr. Shuster became a director (and Audit Committee chairman) of Response Biomedical Corporation, a biomedical device company. He has also served as a director (and Audit Committee chairman) of Molecular Insight Pharmaceuticals, Inc. since May 2011. Mr. Shuster also serves as a director on the boards of three private companies. Mr. Shuster received a B.A. in Economics from Swarthmore College and an M.B.A. from Stanford University. Mr. Shuster provides our Board with an extensive background in financial and strategic planning, auditing and accounting and financial leadership expertise. As Chairman of the Audit Committee, Mr. Shuster also keeps the Board abreast of current audit issues and collaborates with our independent registered public accounting firm and senior management team.	56	April 2010

Name	Principal Occupation During Last Five Years and Relevant Experiences, Qualifications, Attributes or Skills	Age	Director Since

Charles P. Waite, Jr.	Mr. Waite has been a General Partner of OVP Venture Partners II and a Vice President of Northwest Venture Services Corp. since 1987, a General Partner of OVP Venture Partners III since 1994, a General Partner of OVP Venture Partners IV since 1997, a General Partner of OVP Venture Partners V since 2000 and a General Partner of OVP Venture Partners VI since 2001, all of which are	56	March 2006
	venture capital firms. He currently serves on the board of directors of eight private companies. Mr. Waite received an A.B. in History from Kenyon College and an M.B.A. from Harvard University. Mr. Waite brings to our Board significant operational and leadership experience as a venture capital investor who sits on a number of boards. Mr. Waite’s investment focus on life science companies also provides substantial expertise in our industry.

Incumbent Class III Directors with a Term Expiring in 2013

Name	Principal Occupation During Last Five Years and Relevant Experiences, Qualifications, Attributes or Skills	Age	Director Since
C. Thomas Caskey, M.D.	Since January 2006, Dr. Caskey has served as Director and Chief Executive Officer of the Brown Foundation Institute of Molecular Medicine for the Prevention of Human Diseases, part of the University of Texas Health Science Center at Houston. Since 2003, Dr. Caskey has served as an Adjunct Partner at Essex Woodlands Health Ventures, a venture capital firm. Dr. Caskey served as Managing Director of Cogene Biotech Ventures, Ltd., a venture capital firm, from March 2005 to October 2005 and as President and Chief Executive Officer from April 2000 to March 2005. He served as Senior Vice President, Research, at Merck Research Laboratories, a division of Merck & Co., Inc., a pharmaceutical company, from 1995 to 2000 and as President of the Merck Genome Research Institute from 1996 to 2000. Before joining Merck, Dr. Caskey served 25 years at Baylor College of Medicine in a series of senior positions, including Chairman, Department of Human and Molecular Genetics, and Director, Human Genome Center. He is a member of the National Academy of Sciences. Dr. Caskey served as a director of Lexicon Genetics Incorporated, a biopharmaceutical company, from April 2000 to April 2006 and as Chairman from April 2000 to March 2005. Dr. Caskey served as a director of Luminex Corporation, a developer of biological testing technologies, from January 2001 to May 2005. Dr. Caskey received a B.A. from the University of South Carolina and an M.D. from Duke University. Dr. Caskey brings to our Board an extensive scientific and operational background gained as a research scientist, executive and venture capital advisor focused on life science and pharmaceutical companies.	73	August 2009

Name	Principal Occupation During Last Five Years and Relevant Experiences, Qualifications, Attributes or Skills	Age	Director Since
Clifford A. Reid, Ph.D.	Dr. Reid is our co-founder and Chairman and has served as our President and Chief Executive Officer since July 2005. From March 2003 to September 2005, Dr. Reid was Vice President of Collaborative Solutions at Open Text Corporation, a software company. In 1995, Dr. Reid co-founded Eloquent, Inc., a digital video communications company, and served as its Chief Executive Officer until	53	July 2005
	1999 and as its Chairman until 2003, when it was acquired by Open Text. In 1988, Dr. Reid co-founded Verity, Inc., an enterprise text search engine company, and served as its Vice President of Engineering from 1988 to 1992 and as its Executive Vice President from 1992 to 1993. Dr. Reid received a B.S. in Physics from the Massachusetts Institute of Technology, an M.B.A. from Harvard University and a Ph.D. in Management Science and Engineering from Stanford University. As our President, Chief Executive Officer and co-founder, Dr. Reid brings expertise and knowledge regarding our business and operations to our Board of Directors. He also brings to our Board an extensive background in the technology industry and in leadership roles, providing both strategic and operational vision and guidance.

Robert T. Wall	Since August 1984, Mr. Wall has been the Founder and President of On Point Developments, LLC, a venture management and investment company. Mr. Wall was a founder and, from November 2000 to December 2006, the Chairman of the Board of Directors of Airgo Networks, Inc., a Wi-Fi wireless networking systems company that was acquired by QUALCOMM, Inc. in December 2006. From June 1997 to November 1998, he was Chief Executive Officer and a member of the board of directors of Clarity Wireless, Inc., a broadband wireless data communications company that was acquired by Cisco Systems, Inc., a network and communications company, in November 1998. Mr. Wall was Chairman of the Board, President and Chief Executive Officer of Theatrix Interactive, Inc., a consumer educational software publisher, from April 1994 to August 1997. Mr. Wall has also served as a director of NetApp, Inc., an enterprise storage and data management company, since January 1993. Mr. Wall has been a member of the Board of Trustees of the Fine Arts Museums of San Francisco since June 2007 and a member of the Visiting Committee, Arts of Africa, Oceania and the Americas at the Metropolitan Museum of Art in New York since March 2007. He received an AB degree in economics from DePauw University and an M.B.A. degree from Harvard Business School. Mr. Wall brings to our Board over 30 years of experience leading and founding several technology companies. As a result of Mr. Wall’s service on the boards of other public companies and varied strategic mergers and acquisition experience, he is familiar with a full range of corporate and board functions. Additionally, Mr. Wall’s service as chairman of the compensation committee of another public company provides our Board with valuable experience and leadership in developing and implementing our compensation policies.	66	September 2010

Independence of Directors

As required by The NASDAQ Global Market’s (“NASDAQ”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ listing standards. Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, the Company, our executive officers and our independent registered public accounting firm, our Board of Directors has determined that all of our directors, other than Dr. Reid, qualify as “independent” directors in accordance with the NASDAQ listing requirements. Dr. Reid is not considered independent because he is an employee of Complete Genomics.

Meetings of the Board and Committees

During 2011, our Board held 14 meetings and each director attended at least 75% of the meetings of the Board and the committees on which such director served in 2011. During 2011 the independent members of our Board met regularly in executive session in accordance with NASDAQ listing standards.

The following table sets forth the three standing committees of our Board, the members of each committee during 2011, and the number of meetings held by and those committees during 2011:

Name	Audit	Compensation	Nominating and Corporate Governance
Alexander E. Barkas, Ph.D. (1)		X	X

C. Thomas Caskey, M.D. (2)			X

Carl L. Gordon, Ph.D., CFA	X

Clifford A. Reid, Ph.D.

Andrew E. Senyei, M.D. (3)	X	X

Lewis J. Shuster	X*

Charles P. Waite, Jr.		X	X

Robert T. Wall (4)		X*	X*

Total Meetings	6	9	3

(1)	Dr. Barkas served on these committees until his death in November 2011.
(2)	Dr. Caskey was appointed to the Nominating and Corporate Governance Committee in December 2011.
(3)	Dr. Senyei was appointed to the Compensation Committee in December 2011
(4)	Mr. Wall was appointed Chairman of the Nominating and Corporate Governance Committee in December 2011.
*	Denotes Chairman of Committee.

Below is a description of each committee of the Board. The Board has determined that each current member of each committee is free of any relationship that would impair his individual exercise of independent judgment with regard to Complete Genomics. Each of our committees has adopted a written charter that is available to stockholders on our website at www.completegenomics.com, under the “Investor Relations—Corporate Governance” tab and are available in print upon a request to Complete Genomics, Inc., Attn: Secretary, 2071 Stierlin Court, Mountain View, California 94043. The contents of our website are not part of this proxy statement.

Committees of the Board

Audit Committee

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal, regulatory and ethical requirements. The Committee oversees the appointment, compensation, engagement, retention, termination and services of our independent registered public accounting firm, including conducting a review of its independence; reviewing and approving the planned scope of our annual audit; overseeing our independent registered public accounting firm’s audit work; reviewing and pre-approving any audit and non-audit services that may be performed by our independent registered public accounting firm; reviewing with management and our independent registered public accounting firm the adequacy of our internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; monitoring the rotation of partners of our independent registered public accounting firm on our audit engagement team as required by regulation and considering and approving or disapproving any related-person transaction as defined under Item 404 of Regulation S-K promulgated by the SEC, after examining each such transaction for potential conflicts of interest and other improprieties. The Committee establishes procedures, as required under applicable regulation, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the submission by employees of concerns regarding questionable accounting or auditing matters and the Committee has established a “hotline” for reporting alleged improprieties. The Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm. The Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at the Company’s expense. See “Report of the Audit Committee” contained in this proxy statement.

Each member of the Audit Committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Committee member meets NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Shuster (i) is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and (ii) also meets NASDAQ’s financial sophistication requirements. The Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, a copy of which can be found on our website at http://ir.completegenomics.com/governance.cfm.

Compensation Committee

The Compensation Committee reviews and approves the policies governing all compensation, including cash and non-cash compensation and equity compensation programs, of our executive officers and non-executive employees and consultants, excluding compensation to our President and Chief Executive Officer which is approved by the Board upon recommendation by the Compensation Committee. The Committee is also responsible for making recommendations to the Board concerning Board compensation. The Compensation Committee also oversees equity-based compensation grants to our non-executive officer employees (pursuant to delegations from the Committee) by a committee comprised of our Chief Executive Officer, Chief Financial Officer and Vice President, Human Resources. The Committee is also responsible for oversight of our overall compensation plans and benefit programs. The Committee oversees all matters related to stockholder approval of executive compensation and evaluates the risk-taking incentives and risk management of our compensation policies and practices. The Committee has the authority to engage legal counsel or other experts or consultants at Complete Genomics’ expense, as it deems appropriate to carry out its responsibilities. The members of the Committee are all independent directors within the meaning of applicable NASDAQ listing standards, and all of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee acts pursuant to a written charter, a copy of which can be found on our website at http://ir.completegenomics.com/governance.cfm.

Risk Analysis of Compensation Plans, Programs, Policies and Arrangements

The Compensation Committee has reviewed our compensation plans, programs, policies and arrangements applicable to our employees and believes that our compensation plans, programs, policies and arrangements do not encourage excessive and unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us. Our compensation plans, programs, policies and arrangements are designed to encourage our employees to remain focused on both our short-and long-term goals. For example, while our cash bonus plans are intended to measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stockholder appreciation and limits the potential value of excessive risk-taking. The Committee believes that the mix of long-term equity incentive, short-term cash incentive bonus and base salary appropriately balances both our short-and long-term performance goals without encouraging excessive risk-related behavior. While the Committee regularly evaluates our compensation plans, programs, policies and arrangements, the Committee believes that our current balance of incentives both adequately compensates our employees and does not promote excessive risk-taking.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary purpose is to evaluate candidates for membership on our Board and make recommendations to our Board regarding candidates; make recommendations with respect to the composition of our Board and its committees; review and make recommendations regarding the functioning of our Board as an entity; recommend corporate governance principles applicable to Complete Genomics; and manage periodic review, discussion and evaluation of the performance of our Board and its committees. The Committee also assists our Board in reviewing and assessing management development and succession planning for our executive officers. The Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at the Company’s expense. The members of the Committee are all independent directors within the meaning of applicable NASDAQ listing standards. The Committee operates pursuant to a written charter, a copy of which can be found on our website at http://ir.completegenomics.com/governance.cfm.

In carrying out its function to nominate candidates for election to our Board, the Nominating and Corporate Governance Committee considers the Board’s mix of skills, experience, character, commitment and diversity—diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, including gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements and needs of our Board at that point in time. The Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Committee’s judgment, interfere with or limit such candidate’s ability to do so. Each candidate should also be prepared to represent the best interests of all of our stockholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Committee also considers such director’s past attendance at Board and committee meetings and participation in and contributions to the activities of our Board. The Committee has no stated specific minimum qualifications that must be met by a candidate for a position on our Board. The Committee does, however, believe it appropriate for at least one member of our Audit Committee to meet the criteria for an “audit committee financial expert” as defined by SEC rules, that at least two members of our Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Code, and that a majority of the members of our Board meet the definition of “independent director” within the meaning of applicable NASDAQ listing standards.

The Nominating and Corporate Governance Committee’s methods for identifying candidates for election to our Board include the solicitation of ideas for possible candidates from a number of sources, including from members of our Board, our executive officers, individuals who our executive officers or Board members believe would be aware of candidates who would add value to our Board and through other research. The Committee may also, from time to time, retain for a fee one or more third-party search firms to identify suitable candidates.

Any of our stockholders may nominate one or more persons for election as a director at our annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws. In addition, the notice must include any other information required pursuant to Section 14 of the Exchange Act. Our Bylaws specify additional requirements if stockholders wish to nominate directors at special meetings of stockholders.

The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each candidate, including incumbents, based on the same criteria.

Communications with the Board

Any stockholder who desires to contact our Board, or specific members of our Board, may do so electronically by sending an email through the following address: http://ir.completegenomics.com/contactus.cfm. Alternatively, a stockholder may contact our Board, or specific members of our Board, by writing to: Stockholder Communications, Complete Genomics, Inc., 2071 Stierlin Court, Mountain View, California 94043. All such communications will be initially received and processed by the office of our Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to the Chair of the Audit Committee. Other matters will be referred to the Board, the non-employee directors or individual directors as appropriate.

Board Leadership Structure

Our Board of Directors is currently chaired by our President and Chief Executive Officer, Dr. Reid. Our Board has combined the positions of Chief Executive Officer and Chairman to help ensure that the Board and management act with a common purpose and to facilitate the flow of information between management and the Board. Our Board believes that the combination of the Chairman and Chief Executive Officer position provides a single, clear chain of command to continue to develop our business and execute our strategy and business plans. In addition, our Board also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of the Company and our industry, as is the case with Dr. Reid, who was one of our founders.

The Board’s Role in Risk Oversight

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing the Company. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our significant financial and operational risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-persons transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending on December 31, 2012, and urges you to vote for ratification of PricewaterhouseCoopers’ appointment. PricewaterhouseCoopers has audited our financial statements since 2005. Although we are not required to seek your approval of this appointment, we believe it is good corporate governance to do so. No determination has been made as to what action our Audit Committee would take if stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm if the Audit Committee concludes such a change would be in the best interests of the Company and its stockholders.

We expect representatives of PricewaterhouseCoopers to be present at the meeting and available to respond to appropriate questions by stockholders. Additionally, the representatives of PricewaterhouseCoopers will have the opportunity to make a statement if they so desire.

Vote Required and Board Recommendation

Stockholder ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the 2012 Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012

PRINCIPAL ACCOUNTING FEES AND SERVICES

During 2011 and 2010, we retained PricewaterhouseCoopers to provide services in the following categories and amounts:

Fee Category	2011(1)	2010 (2)
Audit Fees	$1,146,300	$1,509,000

Audit-Related Fees	—	—

Tax Fees	72,545	82,361

All Other Fees	—	—

Total	$1,218,845	$1,591,361

(1)	Audit Fees in 2011 includes fees of $209,000 for our follow-on public offering.
(2)	Audit Fees in 2010 includes fees of $964,000 for our initial public offering.

Audit fees consists of fees for the audit of our annual financial statements and review of our quarterly financial statements.

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to accounting-related consulting services.

Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning.

All other fees includes all fees for services not otherwise described above.

Our Audit Committee determined that the rendering of non-audit services by PricewaterhouseCoopers is compatible with maintaining the independence of PricewaterhouseCoopers.

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES PERFORMED BY OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be performed by PricewaterhouseCoopers. Our Audit Committee pre-approves services by authorizing specific projects within the categories outlined above, subject to a budget for each category. Our Audit Committee’s charter delegates to a subcommittee when appropriate, or to one or more members of the Audit Committee, the authority to address any requests for pre-approval of services between Audit Committee meetings, and the subcommittee or such member or members must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

For more information on PricewaterhouseCoopers, please see “Report of the Audit Committee.”

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers our audited financial statements. We discussed with PricewaterhouseCoopers the overall scope and plans of their audits. We met with PricewaterhouseCoopers, with and without management present, to discuss results of its examinations, its evaluation of Complete Genomics’ internal controls, and the overall quality of Complete Genomics’ financial reporting.

We have reviewed and discussed with PricewaterhouseCoopers matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have received from PricewaterhouseCoopers the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers’s communications with the Audit Committee concerning independence. We have discussed with PricewaterhouseCoopers matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with PricewaterhouseCoopers’s independence.

Based on the reviews and discussions referred to above and our review of Complete Genomics’ audited financial statements for 2011, we recommended to the Board that Complete Genomics’ audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

Lewis J. Shuster, Chair

Carl L. Gordon, Ph.D., CFA

Andrew E. Senyei, M.D.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Complete Genomics under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and management development and succession planning for senior management, including the Chief Executive Officer position. A copy of our Corporate Governance Guidelines is available on our website at http://ir.completegenomics.com/governance.cfm.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics applicable to all of our employees, officers and directors, including those officers responsible for financial reporting as required by applicable NASDAQ listing standards, which is a “code of ethics” as defined by applicable SEC rules. The Code of Business Conduct and Ethics is publicly available on our website at http://ir.completegenomics.com/governance.cfm. The Code of Business Conduct and Ethics includes an enforcement mechanism, and if we make any amendments to the Code of Business Conduct and Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this Code of Business Conduct and Ethics to our Chief Executive Officer, Chief Financial Officer or certain other finance department executives, we will disclose the nature of the amendment or waiver, its effective date, and to whom it applies, on our website at http://ir.completegenomics.com/governance.cfm or in a Current Report on Form 8-K filed with the SEC. There were no waivers of the Code of Business Conduct and Ethics during 2011.

DIRECTOR COMPENSATION

The following table sets forth certain information with respect to compensation awarded to, paid to or earned by each of our non-employee directors during 2011.

Fees Earned or Paid in Cash

Each non-employee director received an annual retainer of $30,000 for 2011. Our Chairman of the Board is an employee director and does not receive fees for his service. Each board member received committee fees for each committee on which he served, as follows:

Committee	Chair ($) (1)	Members ($) (1)
Audit	15,000	5,000

Compensation	10,000	5,000

Nominating and Corporate Governance	10,000	5,000

(1)	Amounts shown are for a full year of service.

Our Board retained the same levels of cash compensation for 2012.

Equity Awards

Pursuant to our non-employee director compensation policy, upon initial election or appointment to our Board of Directors, each non-employee director is automatically granted a nonqualified stock option to purchase

10,000 shares of our common stock with an exercise price equal to the closing trading price of our common stock on the date of grant, for which one-third of the shares underlying the stock option vest on the one-year anniversary of the date of grant, and the remaining shares vest on a monthly basis over the following 24 months. Upon initial election or appointment, each non-employee director is also automatically granted 5,000 restricted stock units, for which one-third of the restricted stock units vest on each anniversary of the date of grant such that the award will be fully vested on the third anniversary of the date of grant. There were no stock option or restricted stock unit grants to non-employee directors during 2011.

Effective in connection with our 2012 Annual Meeting, each non-employee director who has served as director since the preceding year’s annual meeting of stockholders will be granted a nonqualified stock option to purchase 8,000 shares of our common stock with an exercise price equal to the closing trading price of our common stock on the date of grant, which will vest in equal monthly installments over three years, and 4,000 restricted stock units, which will vest in equal annual installments on each anniversary of the date of grant such that the award and will be fully vested on the third anniversary of the date of grant.

Expenses

We reimburse our directors for their travel and related expenses in connection with attending Board and committee meetings, as well as costs and expenses incurred in attending director education programs and other Complete Genomics-related seminars and conferences.

Compensation of Directors

The following table provides information concerning the compensation paid by us to each of our non-employee directors for 2011 board service. Dr. Reid, who is our employee, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (5)	Option Awards ($) (5)	Total ($)
Alexander E. Barkas, Ph.D.(1)	39,986	—	—	39,986

C. Thomas Caskey, M.D.(2)	30,258	—	—	30,258

Carl L. Gordon, Ph.D., CFA	35,000	—	—	35,000

Andrew E. Senyei, M.D.(3)	35,258	—	—	35,258

Lewis J. Shuster	45,000	—	—	45,000

Charles P. Waite, Jr.	40,000	—	—	40,000

Robert T. Wall(4)	45,258	—	—	45,258

(1)	Amount is prorated to reflect the service of Dr. Barkas through November 2011.
(2)	Dr. Caskey was appointed to the Nominating and Corporate Government Committee in December 2011.
(3)	Dr. Senyei was appointed to the Compensation Committee in December 2011.
(4)	Mr. Wall was appointed Chairman of the Nominating and Corporate Government Committee in December 2011.
(5)	There were no stock or option awards to directors during 2011.

The following table sets forth stock options and restricted stock units outstanding as of December 31, 2011.

	Number of Shares of Our Common Stock Subject to Option Awards	Number of Restricted Stock Units
Alexander E. Barkas, Ph.D. (1)	3,055	—

C. Thomas Caskey, M.D.	12,500	1,667

Carl L. Gordon, Ph.D., CFA	10,000	3,334

Andrew E. Senyei, M.D.	10,000	3,334

Lewis J. Shuster	12,500	1,667

Charles P. Waite, Jr.	10,000	3,334

Robert T. Wall	12,500	1,667

(1)	Reflects vested stock option shares as of the date of Dr. Barkas’ death in November 2011, which pursuant to our 2010 Equity Incentive Award Plan will remain exercisable for a period of one year following Dr. Barkas’ death. The unvested option shares were cancelled.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of April 24, 2012 by each entity or person who is known to beneficially own 5% or more of our common stock, each of our directors (including the nominee for director), each named executive officer identified in “Executive Compensation—Summary Compensation Table” contained in this proxy statement and all of our directors and current executive officers as a group.

	Beneficial Ownership
	Common Stock	Number of Shares Exercisable within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% Stockholders
Entities affiliated with OrbiMed Advisors LLC (1)	4,156,270	294,379	4,450,649	13.0%
Entities affiliated with Essex Woodlands Health Ventures (2)	4,156,269	294,380	4,450,649	13.0%
Prospect Venture Partners III, L.P. (3)	2,994,358	185,897	3,180,255	9.3%
Entities affiliated with Enterprise Partners(4)	2,920,529	183,988	3,104,517	9.1%
Entities affiliated with Highland Capital Management, L.P. (5)	2,568,384	176,496	2,744,880	8.1%
Stephens Investment Management, LLC(6)	1,756,671	—	1,756,671	5.2%

Named Executive Officers and Directors
Clifford A. Reid, Ph.D. (7)	310,200	354,501	664,701	1.9%
Ajay Bansal (8)	1,696	90,207	91,903	* %
Bruce K. Martin (9)	56,632	75,184	131,816	* %
Keith Raffel (10)	10,000	3,125	13,125	* %
Radoje T. Drmanac, Ph.D. (11)	131,999	183,829	315,828	* %
C. Thomas Caskey, M.D. (12)	5,984	12,752	18,736	* %
Carl L. Gordon, Ph.D., CFA (13)	4,157,936	299,379	4,457,315	13.0%
Andrew E. Senyei, M.D. (14)	2,922,195	188,988	3,111,183	9.1%
Lewis J. Shuster (15)	833	12,500	13,333	* %
Charles P. Waite, Jr. (16)	1,426,295	196,841	1,623,136	4.8%
Robert T. Wall (17)	50,833	12,500	63,333	* %

All Executive Officers and Directors as a group (12 persons) (18)	9,074,603	1,429,806	10,504,409	29.7%

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Complete Genomics, Inc., 2071 Stierlin Court, Mountain View, CA 94043.

*	Represents beneficial ownership of less than 1%.
(1)

Includes (i) 4,117,059 shares held and 291,602 shares that may be acquired pursuant to the exercise of warrants held by OrbiMed Private Investments III, LP (“OPI III l”) and (ii) 39,211 shares held and 2,777 shares that may be acquired pursuant to the exercise of warrants by OrbiMed Associates III, LP (“OrbiMed Associates”). OrbiMed Capital GP III, LP is the general partner of OPI III, and Samuel D. Isaly is the general partner of OrbiMed Capital GP III, LP. OrbiMed Advisors LLC (“OrbiMed Advisors”) is the general partner of OrbiMed Associates, and Mr. Isaly is the managing member of OrbiMed Advisors, and Carl L. Gordon, Ph.D., a member of our Board of Directors, is a member of OrbiMed Advisors. Mr. Isaly is deemed to have voting and dispositive power over the shares held by OPI III and OrbiMed Associates. The address of OrbiMed Advisors LLC is 767 Third Avenue, 30th Floor, New York, New York 10017.

(2)

Includes (i) 3,766,620 shares held and 266,781 shares that may be acquired pursuant to the exercise of warrants by Essex Woodlands Health Ventures Fund VIII, L.P. (“Essex Woodlands Ventures Fund”); (ii) 271,574 shares held and 19,235 shares that may be acquired pursuant to the exercise of warrants by Essex Woodlands Health Ventures Fund VIII—A, L.P. (“Essex Woodlands Fund A”) and (iii) 118,075 shares held and 8,364 shares that may be acquired pursuant to the exercise of warrants by Essex Woodlands

Health Ventures Fund VIII—B, L.P. (“Essex Woodlands Fund B”). Essex Woodlands Health Ventures VIII, L.P. (“Essex Ventures L.P.”) is the general partner of each of Essex Woodlands Ventures Fund, Essex Woodlands Fund A and Essex Woodlands Fund B. Essex Woodlands Health Ventures VIII, LLC (“Essex Ventures LLC”) is the general partner of Essex Ventures L.P. James L. Currie, Ron Eastman, Jeff Himawan, Ph.D., Guido Neels, Martin P. Sutter, Immanuel Thangaraj, Petri Vainio, M.D., Ph.D., and Steve Wiggins are managing directors of Essex Ventures LLC and are deemed to have shared voting and dispositive power over the shares held by Essex Woodlands Ventures Fund, Essex Woodlands Fund A and Essex Woodlands Fund B. Each of the managing directors disclaims beneficial ownership of the shares held by these entities, except to the extent of any pecuniary interest therein. The address of each of the entities affiliated with Essex Woodlands Health Ventures is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380.
(3)	Includes 2,994,358 shares held and 185,897 shares that may be acquired pursuant to the exercise of warrants by Prospect Venture Partners III, L.P. Alexander E. Barkas, Ph.D., who passed away in November 2011, was a member of our Board of Directors and a managing member of Prospect Management Co. III, L.L.C., the general partner of Prospect Venture Partners III, L.P. The managing members of Prospect Management Co. III, L.L.C., are deemed to have shared voting and dispositive power over the shares held by Prospect Venture Partners III, L.P., and each disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein. The address for Prospect Management Co. III, L.L.C. is 435 Tasso Street, Suite 200, Palo Alto, California 94301.
(4)	Includes (i) 2,052,418 shares held and 128,180 shares that may be acquired pursuant to the exercise of warrants by Enterprise Partners VI, LP (“Enterprise VI”), (ii) 667,068 shares held, and 55,808 shares that may be acquired pursuant to the exercise of warrants, by Enterprise Partners V, LP (“Enterprise V”) and (iii) 201,043 shares held, by Enterprise Partners Management, LLC (“Enterprise LLC”). Andrew E. Senyei, M.D., a member of our Board of Directors, is a managing director of Enterprise Management Partners VI, LLC, the general partner of Enterprise VI, a managing director of Enterprise Management Partners V, LLC, the general partner of Enterprise V and a managing director of Enterprise LLC. Dr. Senyei, together with Carl Eibl, J.D., are deemed to have shared voting and dispositive power over the shares held by each of Enterprise VI, Enterprise V and Enterprise LLC. Each of Dr. Senyei and Mr. Eibl disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for each of the entities affiliated with Enterprise Partners is 2223 Avenida de la Playa, Suite 300, La Jolla, California 92037.
(5)

Number of shares is based solely on information reported on the jointly filed Schedule 13G filed with the SEC on January 13, 2012, reporting beneficial ownership as of December 31, 2011 by Pyxis Long/Short Healthcare Fund (fka Highland Long/Short Healthcare Fund), a series of Pyxis Funds I (fka Highland Funds I) (the “Long/Short Fund”), Pyxis Capital, L.P. (fka Highland Funds Asset Management, L.P.) (“Pyxis”), Strand Advisors XVI, Inc. (“Strand XVI”), Cummings Bay Capital Management, L.P. (“Cummings Bay Management”), Cummings Bay Capital Management GP, LLC (“Cummings Bay GP”), Highland Capital Management Services, Inc. (“Highland Services”), Highland Crusader Offshore Partners, L.P. (“Highland Crusader”), Highland Crusader Fund GP, L.P. (“Highland Crusader Fund GP”), Highland Crusader GP LLC (“Highland Crusader GP”), Highland Capital Management, L.P. (“Highland Capital”), Strand Advisors, Inc. (“Strand”), and James D. Dondero. Includes (i) 73,518 shares held by Long/Short Fund and (ii) 2,494,866 shares held and 176,496 shares that may be acquired pursuant to the exercise of warrants held by Highland Crusader and certain other private investment funds. R. Joseph Dougherty is the President of Strand XVI, and James D. Dondero is the President of Highland Services and Strand. Strand XVI is the general partner of Pyxis. Pyxis is the investment advisor to the Long/Short Fund. Highland Services is the sole member of Cummings Bay GP. Cummings Bay GP is the general partner of Cummings Bay Management. Cummings Bay Management is the sub-advisor to the Long/Short Fund. Strand is the general partner of Highland Capital. Highland Capital is the sole member of Highland Crusader GP and the investment advisor to Highland Crusader and certain other private investment funds (together with Highland Crusader, the “Private Funds” and the Private Funds together with the Long/Short Fund, the “Funds”). Highland Crusader GP is the general partner of Highland Crusader Fund GP. Highland Crusader Fund GP is the general partner of Highland Crusader. Highland Capital and Strand have the shared power to vote and dispose of the 2,671,362 shares of Common Stock held by the Private Funds. Mr. Dondero has the shared power to vote and dispose of the 2,744,880 shares of Common Stock held by the Funds. The address for the aforementioned entities is 13455 Noel Road, Suite 800, Dallas, Texas 75240.
(6)	Number of shares based solely on information reported on the jointly filed Schedule 13G filed with the SEC on December 19, 2011, reporting beneficial ownership as of December 8, 2011 by Stephens Investment Management, LLC (“SIM LLC”). SIM LLC has sole voting power over 1,525,229 shares, and Paul H. Stephens, Brad Stephens and Bart Stephens, as managing members and owners of SIM LLC may be deemed to beneficially own these shares. Paul H. Stephens, a managing member and owner of SIM LLC, has sole voting power over 231,442 shares. The address for SIM LLC is One Ferry Building, Suite 255, San Francisco, California 94111.
(7)	Consists of (i) 310,200 shares held by the Clifford A. Reid Living Trust, dated September 3, 1997, of which Dr. Reid is trustee and (ii) 354,501 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 24, 2012.
(8)	Consists of (i) 1,696 shares held by Mr. Bansal and (ii) 90,207 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 24, 2012.
(9)	Consists of (i) 33,201 shares held by the Martin-Rose Revocable Trust, of which Mr. Martin is trustee and Heather Rose is trustee, (ii) 23,431 shares held by Mr. Martin and (iii) 75,184 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 24, 2012.
(10)	Consists of (i) 10,000 shares held by Keith Raffel and (ii) 3,125 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 24, 2012.
(11)	Consists of (i) 118, 666 shares held by the Drmanac Family Trust, dated June 21, 2000, of which Dr. Drmanac is trustee; (ii) 183,829 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 24, 2012 and (iii) 13,333 shares held by Callida Genomics, Inc.
(12)	Consists of (i) 5,984 shares, (ii) 252 shares that may be acquired pursuant to the exercise of warrants and (iii) 12,500 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 24, 2012.
(13)	Consists of (i) the shares described in Note (1) above (Dr. Gordon disclaims beneficial ownership of the shares held by the entities affiliated with OrbiMed Advisors LLC as described in Note (1) above, except to the extent of his pecuniary interest therein), (ii) 1,666 shares held by Dr. Gordon and (iii) 5,000 shares that may be acquired by Dr. Gordon pursuant to the exercise of stock options within 60 days of April 24, 2012.
(14)	Consists of (i) the shares described in Note (5) above (Dr. Senyei disclaims beneficial ownership of the shares held by the entities affiliated with Enterprise Partners as described in Note (5) above, except to the extent of his pecuniary interest therein), (ii) 1,666 shares held by Dr. Senyei and (ii) 5,000 shares that may be acquired by Dr. Senyei pursuant to the exercise of stock options within 60 days of April 24, 2012.
(15)	Consists of (i) 833 shares and (ii) 12,500 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 24, 2012.
(16)	Consists of (i) the shares described in Note (4) above (Mr. Waite disclaims beneficial ownership of the shares held by the entities affiliated with OVP Venture Partners as described in Note (4) above, except to the extent of his pecuniary interest therein), (ii) 1,666 shares held by Mr. Waite and (ii) 5,000 shares that may be acquired by Mr. Waite pursuant to the exercise of stock options within 60 days of April 24, 2012.
(17)	Consists of (i) 50,000 shares held by the Wall Family Investment Partnership, Ltd., over which Mr. Wall is deemed to having voting and dispositive power, (ii) 833 shares held by Mr. Wall and (iii) 12,500 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 24, 2012.
(18)	Includes 9,064,603 shares held and 1,429,806 shares beneficially owned by our executive officers and directors, which includes 670,460 shares that may be acquired pursuant to the exercise of warrants and 759,346 shares that may be acquired pursuant the exercise of stock options within 60 days of April 24, 2012, all as detailed in the notes above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and any person or entity who owns more than 10% of a registered class of our common stock or other equity securities, to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them.

Based solely on review of this information and written representations by our executive officers and directors that no other reports were required, we believe that, during 2011, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis except for late Form 4 filings to report stock options exercised by Bruce K. Martin, shares acquired under our Employee Stock Purchase Plan by Bruce K. Martin and Ajay Bansal, shares purchased in the open market by Keith Raffel and the vesting of restricted shares by Alexander E. Barkas, Ph.D., C. Thomas Caskey, M.D., Carl L. Gordon, Ph.D., CFA, Andrew E. Senyei, M.D., Lewis J. Shuster, Charles P. Waite, Jr., and Robert T. Wall.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information related to our common stock that may be issued under our existing equity compensation plans as of December 31, 2011, including our Employee Stock Purchase Plan, 2006 Equity Incentive Plan and 2010 Equity Incentive Award Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, rights and restricted stock units		Weighted- average exercise price of outstanding options, rights and restricted stock units		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	4,403,361	(1)	$6.06	(2)	3,135,931
Equity compensation plans not approved by stockholders	—		—		—

Total	4,403,361		$6.06		3,135,931

(1)	Includes 15,003 shares that may be issued under restricted stock unit awards at December 31, 2011 and 286,405 shares that may be issued under our Employee Stock Purchase Plan at December 31, 2011.
(2)	Excludes 15,003 shares that may be issued under restricted stock unit awards and 286,405 shares that may be issued under our Employee Stock Purchase Plan.

Please see Part II, Item 8 “Financial Statements and Supplementary Data,” Note 12 “Stock Options” of our Annual Report on Form 10-K for 2011 for further information regarding our equity compensation plans and awards.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our current executive officers. Information regarding Dr. Reid, who is both a director and an executive officer of the Company, can be found in the section entitled “Proposal 1 – Election of Director – Our Board of Directors.”

Name	Position	Age
Clifford A. Reid, Ph.D.	President and Chief Executive Officer	53
Ajay Bansal	Chief Financial Officer	50
Bruce K. Martin	Senior Vice President of Product Development	47
Keith Raffel	Senior Vice President and Chief Commercial Officer	61
Radoje T. Drmanac, Ph.D.	Chief Scientific Officer	54
Arthur W. Homan	Senior Vice President and General Counsel	52

Ajay Bansal has served as our Chief Financial Officer since May 2010. From June 2009 to January 2010, Mr. Bansal served as Chief Financial Officer and Executive Vice President of Business Development at Lexicon Pharmaceuticals, Inc., a biopharmaceutical company. From December 2007 to October 2008, Mr. Bansal served as Chief Financial Officer and Executive Vice President of Finance of Tercica, Inc., a biopharmaceutical company acquired by the Ipsen Group in October 2008. He also served as Chief Financial Officer and Senior Vice President of Finance of Tercica from March 2006 until December 2007. From February 2003 to January 2006, Mr. Bansal served as Vice Present of Finance and Administration and Chief Financial Officer of Nektar Therapeutics, a biopharmaceutical company. From July 2002 to February 2003, Mr. Bansal served as Director of Operations Analysis at Capital One Financial, a bank holding company. From August 1998 to June 2002, Mr. Bansal was at Mehta Partners LLC, a financial advisory firm, where he was named partner in January 2000. Prior to joining Mehta Partners, Mr. Bansal spent more than ten years in management roles at Novartis, a pharmaceuticals company, and in consulting at Arthur D. Little, Inc., McKinsey & Company, Inc. and ZS Associates. Mr. Bansal received a B.S. in Mechanical Engineering from the Indian Institute of Technology (Delhi) and an M.S. in Operations Management and an M.B.A. from Northwestern University.

Bruce K. Martin has served as our Senior Vice President of Product Development since March 2010. From May 2007 to March 2010, Mr. Martin was our Vice President of Product Development. From 2005 to May 2007, Mr. Martin served as Vice President of Product Strategy at PSS Systems, Inc., an internet software company. From 2002 to 2003, Mr. Martin served as Chief Technical Officer of Openwave Systems Inc., a software company. Mr. Martin received a B.S. in Computer Science and Electrical Engineering from the University of California, Davis.

Keith Raffel has served as our Senior Vice President and Chief Commercial Officer since June 2011. In 1996, Mr. Raffel founded UpShot Corporation, Silicon Valley’s first company based on a cloud computing model, where he served as CEO and Chairman. After UpShot’s acquisition by Siebel Systems in 2003, he was named a group vice president of Siebel. When Siebel itself was purchased by Oracle Corporation in 2006, he became a group vice president at Oracle. Prior to founding UpShot, Mr. Raffel had a series of executive roles at Echelon Corporation and served as general manager of international at ROLM Corporation where he oversaw the opening of the first office of a foreign telecommunications company in Beijing. Mr. Raffel serves on the boards of directors of two non-profit organizations. For three years before joining Complete Genomics, Mr. Raffel worked as a novelist. His published books include Drop By Drop and the national bestseller Smasher. Mr. Raffel received an A.B. and J.D. from Harvard and an M.Litt. from Oxford.

Radoje T. Drmanac, Ph.D., is our co-founder and has served as our Chief Scientific Officer since July 2005. In 2001, Dr. Drmanac co-founded Callida Genomics, Inc., a DNA sequencing company, and served as Callida’s Chief Scientific Officer from 2001 to 2004 and has served as its President since 2004. In 1994, Dr. Drmanac co-founded Hyseq, Inc., a DNA array technology company that became Hyseq Pharmaceuticals, Inc. and later merged with Variagenics, Inc. to become Nuvelo, Inc., and served as its Senior Vice President of

Research from 1994 to 1998 and as its Chief Scientific Officer from 1998 to 2001. Prior to that, Dr. Drmanac served as a group leader at Argonne National Laboratory. Dr. Drmanac received a B.S., M.S. and Ph.D. in Molecular Biology from the University of Belgrade.

Arthur W. Homan has served as our Senior Vice President and General Counsel since joining the Company in March 2012. Mr. Homan was Senior Vice President, General Counsel and Secretary of Varian, Inc. (a life sciences instruments company) from April 1999 until it was acquired by Agilent Technologies, Inc. in May 2010. Prior to that, he was Associate General Counsel of Varian Associates, Inc., and started his legal career with a San Francisco law firm. Mr. Homan received a Bachelor’s degree from Virginia Tech, and his law degree from the University of Virginia.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we provide an explanation and analysis of the material elements of the compensation provided to our five executive officers named in the Summary Compensation Table below under the heading “Executive Compensation” (referred to as our “named executive officers”): Clifford A. Reid, Ph.D., President and Chief Executive Officer; Ajay Bansal, Chief Financial Officer; Bruce K. Martin, Senior Vice President of Product Development; Keith Raffel, Senior Vice President and Chief Commercial Officer; and Radoje T. Drmanac, Ph.D., Chief Scientific Officer. The purpose of this discussion is to explain and provide the context for the specific compensation amounts and arrangements paid and provided to our named executive officers, as detailed in the Summary Compensation Table and the other tables and narratives following this discussion and analysis.

Overview

We are a life sciences company that has developed and commercialized a DNA sequencing platform for whole human genome sequencing and analysis. Our goal is to become the preferred solution for whole human genome sequencing and analysis. Our Complete Genomics Analysis Platform combines our proprietary human genome sequencing technology with our advanced informatics and data management software and our innovative, end-to-end, outsourced service model to provide our customers with data that is immediately ready to be used for genome-based research and translational medicine.

2011 Operating Highlights

Despite a very challenging and dynamic environment in our industry, during 2011 we achieved important strategic and operational objectives. Some of our key accomplishments include:

•	recognizing revenue from approximately 3,000 genomes in 2011, compared to approximately 800 genomes in 2010;

•	increasing revenue by approximately 105% in 2011, to $19.3 million from $9.4 million in 2010;

•	booking orders for approximately 8,000 genomes, representing aggregate revenue potential of approximately $39 million;

•	entering 2012 with a backlog of nearly 5,800 genomes, representing aggregate revenue potential of approximately $28 million; and

•	increasing cash, cash equivalents and short-term investments by approximately 20.6%, from $68.9 million at the end of 2010 to $83.1 million at the end of 2011.

Commitment to Pay-for-Performance

We believe a significant portion of our named executive officers’ compensation should be at-risk and tied directly to our measurable performance. Consistent with this focus, a significant portion of our executive officers’ compensation is in the form of performance-based annual cash and long-term equity incentives. For 2011, approximately 77% of our CEO’s target total compensation was at-risk pay, in the form of performance-based annual cash (16%) and long-term equity incentive compensation (61%).

Under our annual cash incentive plan (under the 2011 Leadership Incentive Plan), we evaluate our Company performance based on two measures that we believe drive total stockholder return (“TSR”):

•	Revenue; and

•	Cash Balance

The Company is at a stage where stockholder return is dependent on revenue growth and cash management, which is why we chose these drivers of cash incentive opportunities for our named executive officers.

As is explained below, our minimum revenue target for 2011 was not achieved; therefore, there was no bonus payout for this measure. The Company was within approximately $4 million of its cash balance target for 2011, so a 58% payout was achieved for this measure. Because the CEO’s performance bonus was tied solely to the Company performance objectives, he received a payout of only 17.6% of his target bonus.

Under our long-term equity incentives, the Compensation Committee chose to grant stock options, recognizing that the realizable values of such stock options are tied to our absolute stock performance. We believe that stock options are performance-based because stock options, by their nature, do not deliver any value or return to the holder unless there is appreciation in our stock price. Therefore, we believe stock options align our executive officers’ interests with our stockholders’ interests by providing the opportunity for executives to realize value only when our stock price increases.

CEO’s Realizable Pay Aligned with TSR

The following graph shows our 2011 share price in comparison to our CEO’s total pay, both realizable and as determined pursuant to the Summary Compensation Table, for 2010 and 2011. Total realizable compensation includes salary paid, annual performance incentive compensation earned and the realizable value of stock options and shares granted during the applicable year as of the end of that year.

Our stock price declined in 2011, and we believe that our compensation programs for our named executive officers, including our CEO, were appropriately aligned with such results. As shown in the graph above, the realizable value of the CEO’s compensation declined by approximately 90% during 2011, compared to the share price decline of 61% over the same period, demonstrating the strong link between the CEO’s compensation and total shareholder return.

The Company’s Stock Price is Volatile and Stock Price Snapshots are Poor Indicators of our Performance

The Company’s stock price is extremely volatile due to the fact that we are a one-product company; and, therefore, taking “point in time” snapshots of our stock price will produce poor indicators of our overall performance. For example, during the four-month period between February 1, 2011 and June 1, 2011, our stock price increased by approximately 126% and during the four-month period between June 1, 2011 and October 3, 2011, our stock price decreased by approximately 68%. This volatility has been the result of a number of internal and external factors, including our early stage of market development, the “lumpy” nature of our revenues and the rapidly changing competitive landscape.

The Objectives and Philosophy of our Executive Compensation Programs

The principal objective of our executive compensation programs is to attract, retain, motivate and reward individuals with the superior ability, experience and managerial talent to lead the Company and increase stockholder value. In order to do this, our executive compensation programs are designed to:

•	align with corporate strategies, business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills and performance are the foundation for our continued success;

•	ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

•	ensure that total compensation is fair, reasonable and competitive.

The compensation components described below are designed to fulfill one or more of these objectives.

How We Determined Executive Compensation

The Compensation Committee and/or the Board of Directors Determine Executive Compensation. Our Board of Directors or the Compensation Committee of our Board of Directors (the “Committee”) determines and approves all compensation for our named executive officers. Prior to November 2011, all named executive officer compensation was approved by our Board (excluding the CEO, with respect to his own compensation) based on recommendations from the Committee. In November 2011, the Board delegated authority to the Committee to determine all compensation for the named executive officers other than the CEO; compensation to the CEO is still determined by the Board (excluding the CEO) based on recommendations from the Committee. Information about the Committee is provided earlier in the proxy statement under the heading “Committees of the Board — Compensation Committee.”

The Committee Utilizes a Compensation Consultant. The Committee annually retains an executive compensation consultant to assist the Committee in making informed decisions on executive compensation. The compensation consultant engaged by the Committee for purposes of establishing fiscal year 2011 executive compensation was Radford, an Aon Hewitt Consulting Company (“Radford”). Radford was identified and engaged directly by the Committee, and has not provided any other services to the Company (although the Company has participated in and purchased Radford’s benchmarking survey products).

Radford was engaged by the Committee to prepare an executive compensation study that would provide objective, third-party advice on both the reasonableness of our executive officer compensation levels compared to that of similarly situated companies and the appropriateness of our executive compensation programs in accomplishing the Committee’s objectives. Radford was also asked to provide specific recommendations for consideration by the Committee.

In conducting this compensation study for the Committee, Radford developed two peer groups for compensation purposes due to the Company’s unique business model. Radford started with its 2010 Global Life Sciences Survey and 2010 Global Technology Survey, which collected information on compensation, positions and responsibilities of executives at participating companies. From these two Surveys, Radford identified two “peer groups” of companies for executive compensation comparison purposes. The Life Science Companies peer group included medical device/diagnostic, biotechnology and genomics companies engaged in product development, manufacturing and sales of products and services in those areas. The Technology Companies peer group included traditional technology companies in the software, hardware, semiconductor, telecommunications and networking segments. Radford selected companies that it considered to be similar in size (generally below $300 million in revenues), market capitalization (between $100 million and $600 million) and number of employees (less than 500). Our management was given an opportunity to provide input to Radford on the peer group companies, and the Compensation Committee made the final determination on the composition of the peer groups (which may change from year to year). The peer groups identified and used by Radford for executive compensation comparison purposes for fiscal year 2011 were comprised of the following companies:

Life Science Companies

ABIOMED	Fluidigm
Accuray	Genomic Health
Affymetrix	Genoptix
Caliper Life Sciences	Luminex
Celera	Pacific Biosciences
Depomed	Sequenom
DURECT

Technology Companies

Accelrys	Pericom Semiconductor
Advanced Analogic Technologies	PLX Technology
Advent Software	Quicklogic
Callidus Software	Saba Software
Demandtec	NetSuite
Exar	Pericom Semiconductor
Guidance Software	SuccessFactors
Intevac	Taleo
Magmaa Design Automation	Ultratech
Mindspeed Technologies	Websense
NetSuite

Each named executive officer was “mapped” to either the Life Sciences Companies peer group or the Technology Companies peer group based upon the officer’s responsibilities at the Company and background. In determining compensation for Mr. Bansal and Dr. Drmanac, the Committee reviewed competitive data from the Life Sciences Companies peer group; and in determining compensation for Dr. Reid and Mr. Martin, the Committee reviewed competitive data from the Technology Companies peer group.

In addition to data from these peer groups, Radford provided and the Committee considered, for certain compensation assessments, Radford’s 2010 Global Life Sciences and Global Technology Surveys.

Radford’s written report to the Committee included a review of our existing executive compensation programs, practices, levels and arrangements, each named executive officer’s compensation relative to the comparative data, and our equity grant practices for all employees (not just for the named executive officers) relative to the comparative data. The report also included an analysis of the Company’s near- and long-term financial performance compared to the peer group companies. Radford’s report also provided recommendations on changes that might be made to our executive compensation programs generally, and to each named executive officer’s compensation. Radford provided its written report in advance of a Committee meeting, at which the lead Radford consultant presented an oral report and responded to questions from members of the Committee.

In connection with advising the Committee on executive compensation for 2011, the lead Radford consultant met with our CEO, our CFO and our Vice President, Human Resources (after she joined the Company in May 2011), to solicit input on our executive compensation programs.

The CEO Makes Recommendations. Our CEO delivered to the Committee his recommendations on executive compensation programs, objectives and levels for the named executive officers other than himself. The Committee relied on our CEO, based on his experience, to provide to the Committee an evaluation of the other named executive officers. That evaluation was given in the context of the Company’s performance and focused on each named executive officer’s skills, leadership qualities, performance, responsibilities, current compensation arrangements and longer-term potential to enhance stockholder value. Following completion of fiscal year 2011, the CEO also provided his assessment of the performance of those named executive officers generally, and with specific reference to the operational objectives previously established by the Committee.

The Role of Stockholder Say-on-Pay Votes. At the Company’s annual meeting of stockholders in June 2011, the stockholders were given the opportunity to cast an advisory vote on executive compensation (a “say-on-pay proposal”). A substantial majority of the votes cast on that say-on-pay proposal were voted in favor of the proposal. The Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. The Committee will continue to consider the outcome of the Company’s say-on-pay votes and other stockholder communications when making future compensation decisions for the named executive officers.

The Committee and the Board Make Final Compensation Decisions. The Committee determined its recommended compensation for the named executive officers for fiscal year 2011 at the beginning of that year, after receiving Radford’s report and recommendations, receiving the CEO’s recommendations on compensation for the named executive officers other than himself, and deliberating in executive session. The Committee’s recommendations were then made to the Board of Directors; the Board then deliberated and determined (in executive session, without the CEO present) the CEO’s compensation arrangements for 2011.

After completion of fiscal year 2011 and receiving the CEO’s report and recommendations on the individual performance of the other named executive officers, the Committee made its final determinations on the cash incentive compensation earned by the named executive officers (other than the CEO) for 2011 and its recommendations on the cash incentive compensation that should be paid to the CEO for 2011, which were approved by the Board (excluding the CEO) after deliberations in executive session (without the CEO present).

Executive Compensation for 2011

The four primary components of our executive compensation programs are:

•	base salaries;

•	annual cash performance bonuses;

•	long-term equity incentives; and

•	post-termination benefits.

We view each of these components as related but distinct, reviewing them each individually, as well as collectively, to ensure that the total compensation paid to our named executive officers meets the objectives as set forth above. Historically, we have not adopted any formal or informal policies or guidelines for allocating compensation among base salaries, annual cash-based performance bonuses and long-term equity incentives, or between cash and non-cash compensation. Our philosophy is to provide each of our executive officer’s with a combination of a competitive base salary, an annual cash bonus plan and an appropriate amount of stock options to ensure that a meaningful amount of the executive officer’s compensation is linked to stockholder returns.

Each of the primary elements of our executive compensation is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.

Base Salaries. Base salaries are intended to compensate our named executive officers for serving as the senior members of our management team, regardless of stockholder returns or Company performance relative to financial objectives. Salaries are also considered an important element of compensation necessary to hire and retain the named executive officers in a competitive marketplace. The Committee annually reviews and, if appropriate, adjusts base salaries.

In determining recommended base salaries for 2011, the Committee considered the competitive data provided by Radford, which showed that each of the named executive officers (other than Mr. Raffel, who joined the Company in June 2011) ranged from well below the 25th percentile to below the 50th percentile of the competitive market data. The Committee also made subjective assessments of each named executive officer’s position, experience, responsibilities and overall performance, as well as internal pay equity. The Committee also considered the Company’s cash position. Finally, the Committee considered that certain of the named executive officers (Dr. Reid and Dr. Drmanac) had not received a salary adjustment in two years. After all of these considerations, the increases in base salaries recommended by the Committee and approved by the Board for our named executive officers ranged from 6% to 20%, which resulted in base salaries that ranged from around the 25th to below the 60th percentiles of Radford’s comparative data.

Dr. Reid and Dr. Drmanac received the largest (20%) increases, because their base salaries were lowest relative to the comparative data. Even with those increases, they both remained around the 25% percentile of the comparative data, but the Committee considered it appropriate (in part because of the Company’s cash position) to move them toward the 50th percentile over several years rather than all at once. Mr. Banjal’s base salary was adjusted by 6% in order to maintain him near the 25th percentile of the comparative data. Mr. Martin was adjusted by 14%, putting him just under the 60th percentile, which the Committee considered appropriate given certain of the subjective factors described above, in particular the importance of his operational responsibilities.

Mr. Raffel’s starting base salary when he joined the Company in June 2011 was determined by the Committee after considering the subjective factors described above and reviewing Radford’s 2010 Global Life Sciences Survey for similarly-situated positions. That starting base salary was at approximately the 25th percentile of the comparative data.

Annual Cash Performance Bonuses. Annual cash bonuses under our 2011 Leadership Incentive Plan are intended principally to motivate executive officers to achieve pre-determined annual financial and operational improvement objectives to promote achievement of our business strategies and drive increases in stockholder value. Whether a named executive officer receives an annual cash bonus, and if so the amount of that bonus, depends on how well the Company and the executive officer perform relative to those financial and individual objectives. The Committee believes that broader financial objectives are appropriate to ensure all of the named executive officers are working together toward those goals, and that individual operational objectives are appropriate to measure and reward different contributions of the executives toward achievement of those goals. These cash awards are described under the heading “Executive Compensation – Grants of Plan-Based Awards.”

In determining the recommended amount of the targeted annual cash bonus for each named executive officer, the Committee considered for each executive officer Radford’s comparative data for annual cash bonuses and total annual cash compensation. The Committee considered and compared against the 50th percentile of the comparative data for total annual cash compensation (base salary plus annual cash bonus) for comparable positions, although it did not necessarily target that 50th percentile. Rather, the Committee considered the position, experience, responsibilities and performance of each named executive officer, along with the Radford reference data. As a result, the named executive officers’ targeted annual cash compensation ranged from below the 25th percentile to below the 50th percentile for comparable positions.

Targeted annual cash bonuses are expressed as a percentage of annual base salary. For fiscal year 2011, the CEO’s targeted cash bonus was 75% of his base salary, and the other named executive officers’ targeted cash bonuses were 40% of their respective base salaries. The maximum cash bonus that could have been earned by the CEO was 112.5% of base salary, and the maximum cash bonuses that could have been earned by the other named executive officers was 60% of base salary. The Committee recommended a higher target and maximum bonus opportunity for the CEO, relative to the other named executive officers, because of his position and responsibilities, as well as the comparative data supplied by Radford. The Committee recommended using the same bonus opportunities (as a percentage of base salary) for all other named executive officers because it felt that there was comparability in their positions, experience and responsibilities.

Annual cash bonuses earned by each named executive officer were made dependent upon (1) the Company’s performance relative to pre-determined financial targets established by the Committee, and (2) in the case of executive officers other than the CEO, the executive officer’s performance relative to pre-determined individual operational objectives established by the CEO. For the named executive officers other than the CEO, the Company’s performance relative to the financial targets was weighted to account for 75% of their annual cash bonus, with the other 25% to depend on their performance relative to their individual objectives. The Committee recommended that the CEO’s bonus opportunity should be driven 100% by the financial measures and targets in order to ensure his focus on these objectives.

For 2011, the Committee recommended two financial measures – Revenue and Cash Balance (defined as cash and cash equivalents plus short-term investments and restricted cash) – as the financial performance measures that would determine 75% of the annual cash bonuses for the named executive officers other than the CEO, and 100% of the annual cash bonus for the CEO. The Committee recommended these measures in order to ensure the closest possible alignment with what the Committee considered the most important drivers of stockholder return – growth and cash management. Revenue was weighted 70% and Cash Balance was weighted 30%, reflecting the Committee’s view of their relative importance to the Company’s success.

The Committee recommended specific targets for Revenue and Cash Balance, as well the minimum (threshold) levels required to earn any bonus and the levels that would earn a maximum bonus. These minimum, target and maximum levels were as follows:

	Minimum	Target	Maximum
Revenue	$25.4M	$33.9M	$40.7M
Cash Balance	$80.9M	$86.9M	$86.9M

The Committee determined these recommended minimum, target and maximum levels based on the targeted Revenue and Cash Balance in the Company’s annual operating plan (as approved by the Board), which plan established levels that would require significant improvement from the prior year. The Committee felt that the targeted levels of Revenue and Cash Balance would be a “stretch” to achieve.

The individual performance objectives for the named executive officers other than the CEO – which were weighted to account for 25% of their annual cash bonuses – varied by named executive officer and were aligned with that officer’s position, responsibilities and opportunities to contribute meaningfully to operational objectives important to the Company’s success. Those individual performance objectives for Mr. Bansal related to completing Company financings as well as financial reporting and planning; for Mr. Martin related to progress on certain development projects and operational improvements; for Mr. Raffel related to improving sales, marketing and business development; and for Dr. Drmanac related to progress on certain strategic research projects as well as business development through publications and conference engagements. These individual performance objectives were set at a level that would require significant effort on the part of the named executive officer to achieve and would not be achieved with average or below performance.

The actual achieved level of Revenue for 2011, $19.34 million, was below the minimum level for a payout. The actual achieved level of Cash Balance for 2011, $83.6 million, resulting in a 58.7% payout for this performance measure. These two results weighted together resulted in a combined payout level of 17.6% of target. Accordingly, the annual cash bonus earned by our CEO for 2011 was only 17.6% of his targeted bonus.

Based on an assessment and recommendation by the CEO on the other named executive officers’ individual performance relative to their pre-determined operational objectives (which were to account for 25% of their annual cash bonus), the Committee determined that each had earned a full payout for those achievements of their respective individual objectives. When weighted with the 17.6% payout earned on the Revenue and Cash Balance performance measures, the annual cash bonus earned by each of these other named executive officers for 2011 was 38.2% of his targeted annual cash bonus.

Long-Term Equity Incentives. Long-term incentive compensation is an important element of our executive compensation program that we use primarily to motivate our named executive officers to increase stockholder value, and secondarily to retain executive officers. The Committee believes that long-term incentive compensation also encourages our executives to identify, pursue and invest in appropriate long-term strategies for increasing stockholder value.

With limited exceptions (prior to 2011), our long-term incentives have been in the form of stock options (a combination of incentive stock options and nonqualified stock options) under our stockholder-approved 2010 Equity Incentive Award Plan. We use stock options because it directly links named executive officer compensation to increases in the price of our common stock, which reflects increased stockholder value. All stock options are granted with an exercise price equal to or greater than the market price of our stock on the grant date, and require continued employment for four years in order to vest fully. Stock options therefore compensate our named executive officers only if our stock price increases after the date of grant and the executive officer remains employed for the periods required for the stock option to become exercisable. The Committee thus considers stock options a particularly effective incentive and retention tool because it motivates our executive officers to increase stockholder value and remain with the Company.

In determining the recommended total long-term equity incentive compensation targeted for each named executive officer, the Committee considered for each the 50th-60th percentiles of Radford’s comparative data for total long-term incentive compensation and total targeted compensation (annual cash compensation plus total long-term incentive compensation), although the Committee did not specifically target the 50th-60th percentiles. Rather, the Committee determined the size of each named executive officer’s annual stock option award after subjective consideration of other compensation elements (base salaries and annual cash bonus opportunities), the executive officer’s relative position, experience, responsibilities and performance, the size of considered awards as a percentage of total shares outstanding, and Radford’s comparative data for total long-term incentive compensation and total targeted compensation (targeted annual cash plus targeted long-term compensation).

We are sensitive to the dilutive impact and accounting expense of stock options. Therefore, in determining the recommended number of stock options to grant to the named executive officers, the Committee considered various stock dilution analyses, assessed share usage and equity compensation practices of Radford’s peer group companies, estimated accounting expenses, and considered other forms of equity-based incentive compensation. The Committee also assessed the named executive officers’ individual and collective equity ownership in our stock (including stock options) relative to the peer group data.

In some cases, the Committee considers it appropriate to supplement annual stock option grants with additional grants during the year. For example, in June 2011, the Committee recommended that the Board approve an additional stock option award to Dr. Dramanc in recognition of his critical research on next-generation, cutting-edge science, and the importance of retaining and continuing to encourage research that would drive future stockholder value. In December 2011, the Committee approved an additional stock option award to Mr. Raffel in order to increase the retention value of the grants held by Mr. Raffel and ensure his continued dedication to the Company.

Stock Option and Restricted Stock Unit Approval and Grant Practices and Procedures. All stock option and restricted stock unit awards are approved by either our Board of Directors (in the case of the CEO), the Committee (since November 2011, in the case of executive officers other than the CEO) or a Stock Committee (in the case of non-executive officer employees). The Stock Committee is currently comprised of our CEO, Chief Financial Officer and Vice President, Human Resources, and is delegated with certain authority, subject to certain limitations (including individual and aggregate share amount, pricing and grant terms), to award stock options and restricted stock units to non-officer employees. Except in the case of a newly-hired or promoted executive officer, stock options granted to executive officers are generally approved and made annually at the same time that annual grants are made to other employees. All stock options are required to be granted not earlier than the date of approval and with an exercise price that is not less than the fair market value (as defined our 2010 Equity Incentive Award Plan) on the date of grant.

Severance Arrangements. Based on recommendations from the Committee, the Board has approved for the named executive officers certain post-termination severance arrangements, having determined that such arrangements are necessary to retain those named executive officers. Our termination benefits are intended and designed to partially alleviate the financial impact of an involuntary termination, as a retention tool. In determining the recommended severance benefits payable under those arrangements, the Committee relied on competitive market data on those types of severance arrangements.

We have also entered into change in control arrangements with each of our named executive officers. These “double-trigger” agreements provide certain severance benefits in the event of certain terminations of employment following a change in control of the Company (as described below under the heading “Executive Compensation—Change of Control and Termination”). The Committee and our Board believe that the prospect of such a change in control would likely result in our named executive officers facing personal uncertainties and distractions from how a change in control might affect them. The Committee therefore recommended and our Board determined that providing change in control agreements to our named executive officers that would allow them to focus solely on the best interests of our stockholders in the event of a possible, threatened or pending change in control, and encourage them to remain with the Company despite the possibility that a change in control might affect them adversely. These change in control agreements therefore serve as an important retention tool and ensure that personal uncertainties do not dilute our executive’s complete focus on promoting stockholder value.

Employee Benefits. Our named executive officers are eligible to participate in the same benefits programs, on the same terms, as our other full-time U.S. employees, including group health, disability and life insurance programs, our employee stock purchase plan and our 401(k) plan. We do not provide any perquisites or other benefits to our named executive officers that are not provided to all other full-time U.S. employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1 million paid to our named executive officers, other than our Chief Financial Officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board or the Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

REPORT OF THE COMPENSATION COMMITTEE*

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the above Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in this proxy statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Robert T. Wall, Chair

Andrew E. Senyei, M.D.**

Charles P. Waite, Jr.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Complete Genomics under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
**	Dr. Senyei was appointed to the Compensation Committee on December 13, 2012, and therefore did not participate in certain of the Committee deliberations and decisions described above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding the compensation for services performed during our fiscal years ended December 31, 2011, 2010 and 2009 awarded to, paid to or earned by our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Clifford A. Reid, Ph.D.	2011	385,000		—	—	1,074,150	50,849	—	1,509,999
President and Chief Executive Officer	2010	320,000		—	668,929	580,740	—	361,615	1,931,284
	2009	215,783	(3)	—	—	96,711	—	—	312,494

Ajay Bansal	2011	285,000		—	—	501,270	43,557	—	829,827
Chief Financial Officer	2010	153,291	(4)	90,000	—	230,493	—	—	473,794

Bruce K. Martin	2011	265,000		—	—	716,100	40,500	—	1,021,600
Senior Vice President of Product Development	2010	227,604		70,000	—	80,120	—	—	377,724

Keith Raffel Senior Vice President and Chief Commercial Officer	2011	154,845	(5)	—	—	1,083,790	23,619	—	1,262,254

Radoje T. Drmanac, Ph.D.	2011	300,000		—	—	1,090,032	45,849	—	1,435,881
Chief Scientific Officer	2010	239,582		—	925,079	371,392	—	500,087	2,036,140
	2009	191,360	(3)	—	—	96,436	—	—	287,796

(1)	Reflects the aggregate grant date fair value dollar of stock and option awards granted during the applicable year and incremental fair value of options modified during the applicable year, in each case, as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of the awards granted in 2011 are set forth in Note 12 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 and in Note 11 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	Consists of amounts earned under our 2011 Leadership Incentive Plan.
(3)	Reflects a temporary salary reduction.
(4)	Reflects that Mr. Bansal’s employment with us commenced on May 10, 2010.
(5)	Reflects that Mr. Raffel’s employment with us commenced on June 27, 2011.

Grants of Plan-Based Awards For 2011

The following table sets forth the plan-based awards granted during 2011 for each of the named executive officers each stock option of which was granted under our 2010 Equity Incentive Award Plan:

					Option Awards (2)
Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Maximum	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Target ($)(1)
Clifford A. Reid, Ph.D.	—		288,750	324,844	—	—	—
	4/11/2011	(4)	—	—	150,000	11.13	1,074,149
Ajay Bansal	—		114,000	128,250	—	—	—
	4/11/2011	(4)	—	—	70,000	11.13	501,270
Bruce K. Martin	—		106,000	119,250	—	—	—
	4/11/2011	(4)	—	—	100,000	11.13	716,100
Keith Raffel	—		60,000	67,500	—	—	—
	6/27/2011	(5)	—	—	100,000	15.20	977,220
	12/1/2011	(5)	—		45,000	3.64	106,570
Radoje T. Drmanac, Ph.D.	—		120,000	135,000	—	—	—
	4/11/2011	(4)	—		84,000	11.13	601,524
	6/20/2011	(6)	—		50,000	15.21	488,508

(1)	Represents the amount payable under our 2011 Leadership Incentive Plan assuming each performance objective was achieved at “target.”
(2)	Represents the amount payable under our 2011 Leadership Incentive Plan assuming each performance objective was achieved at maximum or better.
(3)	Reflects the aggregate grant date fair value of options granted during 2011 as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(4)	This award vests over a four-year period in equal monthly installments following April 11, 2011.
(5)	This award vests over a four year period with 25% of the shares vesting on June 27, 2012 and 1/48th of the shares vesting on a monthly basis thereafter.
(6)	This award vests over a four-year period in equal monthly installments following June 20, 2011.

Narrative to Summary Compensation Table and Grants of Plan-based Award Table

Equity Compensation

As described under “Compensation Discussion and Analysis” above, the Compensation Committee approved equity compensation awards in the form of stock options to Mr. Bansal, Mr. Martin and Dr. Drmanac. Concurrently, our Board of Directors approved equity compensation awards in the form of stock options to Dr. Reid. In connection, with joining the Company, Mr. Raffel was granted stock options as specified in his offer letter. Dr. Drmanac was granted an additional stock option in connection with his contribution to the Company’s success. In December 2011, Mr. Raffel was granted an additional stock option for retention purposes. For more information regarding the equity compensation awards and our equity award practices, please see the section titled “Compensation Discussion and Analysis—Long-Term Equity Incentives” above. In addition, the named executive officers’ equity compensation awards may, under certain circumstances, be subject to accelerated vesting in the event that a named executive officer is terminated or in the event of a change of control of the

Company. For more information regarding the accelerated vesting provisions and treatment of the equity compensation awards in the event a named executive officer is terminated or upon a change of control of the Company, see the sections titled “—Severance Arrangements” and “—Potential Payments upon Termination and/or a Change of Control” below.

Other Benefits

For a description of the other elements of our executive compensation program, see the section titled “Compensation Discussion and Analysis—Employee Benefits” above.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information regarding outstanding equity awards as of December 31, 2011 for each named executive officer. All vesting is contingent upon continued employment with the Company.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Clifford A. Reid, Ph.D.	2,060	(1)	1,030		1.50	11/12/2019
	50,666	(2)(3)	—		1.50	12/27/2019
	199,306	(2)	142,361		1.50	02/23/2020
	25,000	(9)	125,000		11.13	04/10/2021

Ajay Bansal	50,666	(3)(4)	77,334		2.69	07/15/2020
	11,666	(9)	58,334		11.13	04/10/2021

Bruce K. Martin	362	(5)	—		1.50	09/20/2017
	590	(1)	859		1.50	11/12/2019
	3,148	(6)	—		1.50	11/12/2019
	9,849	(7)	17,909		1.50	11/12/2019
	18,778	(8)	24,144		2.69	07/15/2020
	16,666	(9)	83,334		11.13	04/10/2021

Keith Raffel	—		100,000	(11)	15.20	06/27/2021
	—		45,000	(11)	3.64	11/30/2021

Radoje T. Drmanac, Ph.D.	1,909	(1)	955		1.50	11/12/2019
	36,666	(2)(3)	—		1.50	12/27/2019
	77,459	(2)	91,042		1.50	02/23/2020
	14,000	(9)	70,000		11.13	04/10/2021
	6,250	(10)	43,750		15.21	06/19/2021

(1)	These stock options vest over a four-year period in equal monthly installments following April 1, 2009.
(2)	These stock options vest over a four-year period in equal monthly installments following August 12, 2009.
(3)	These stock options may be exercised prior to vesting.
(4)	This stock option vests over a four-year period with 25% of the shares vesting on May 10, 2011 and 1/48th of the shares vesting on a monthly basis thereafter.
(5)

This stock option vests over a four-year period with 25% of the shares vesting on May 17, 2008 and 1/48th of the shares vesting on a monthly basis thereafter. The exercise price of the stock option was reduced from $16.50 per share to $1.50 per share on January 28, 2010 based on a modification approved by the Board of Directors.

(6)	This stock option vests over a four-year period with 25% of the shares vesting on May 17, 2008 and 1/48th of the shares vesting on a monthly basis thereafter.
(7)	This stock option vests over a four-year period with 25% of the shares vesting on August 12, 2010 and 1/48th of the shares vesting on a monthly basis thereafter.
(8)	This stock option vests over a four-year period with 25% of the shares vesting on March 29, 2011 and 1/48th of the shares vesting on a monthly basis thereafter.
(9)	These stock options vest over a four-year period in equal monthly installments following April 11, 2011.
(10)	This stock option vests over a four-year period in equal monthly installments following June 20, 2011.
(11)	This stock option vests over a four-year period with 25% of the shares vesting on June 27, 2012 and 1/48th of the shares vesting on a monthly basis thereafter.

Option Exercises and Stock Vested in 2011

The following table sets forth information regarding stock options exercised during 2011 for each of the named executive officerss. The value realized on the exercise of option awards is calculated as the difference between the closing market price of the underlying shares on the date of exercise and the exercise price of the options.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Clifford A. Reid, Ph.D.	16,000	84,480

Ajay Bansal	—	—

Bruce K. Martin	21,735	141,278

Keith Raffel	—	—

Radoje T. Drmanac, Ph.D.	80,000	296,800

PENSION BENEFITS

We do not have any defined benefit pension plans.

NONQUALIFIED DEFERRED COMPENSATION

We do not have any nonqualified deferred compensation plans.

Change of Control and Termination

Severance Arrangements

In accordance with our Executive Change in Control and Severance Plan that became effective in May 2011, we entered into severance arrangements with each of the named executive officers. These arrangements set forth the terms of each named executive officer’s severance in the event of his termination of employment under specified circumstances.

If Dr. Reid is terminated at any time without cause or he experiences a constructive termination (as each term is defined in the Executive Change in Control and Severance Plan), the Company will provide continuation of his base salary for twelve months following the termination date. In addition, severance benefits would include reimbursement for group health continuation coverage premiums for him and his eligible dependents under the

Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for twelve months. If Dr. Reid is terminated during the period of time commencing sixty days prior to a Change in Control and ending twelve months following the Change in Control (as defined in the Executive Change in Control and Severance Plan), the Company will provide continuation of his base salary for eighteen months following the termination date, eighteen months of his targeted cash bonus over that period and all stock options, restricted stock and other equity awards outstanding automatically vest in full and become fully exercisable. In addition, severance benefits would include reimbursement for group health continuation coverage premiums for him and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for eighteen months.

If Mr. Bansal, Mr. Martin, Mr. Raffel or Dr. Drmanac is terminated at any time without cause or he experiences a constructive termination (as each term is defined in the Executive Change in Control and Severance Plan), the Company will provide continuation of his base salary for nine months following the termination date. In addition, severance benefits would include reimbursement for group health continuation coverage premiums for him and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for nine months. If Mr. Bansal, Mr. Martin, Mr. Raffel or Dr. Drmanac is terminated during the period of time commencing sixty days prior to a Change in Control and ending twelve months following the Change in Control (as defined in the Executive Change in Control and Severance Plan), the Company will provide continuation of his base salary for twelve months following the termination date, twelve months of his targeted cash bonus over that period and all stock options, restricted stock and other equity awards outstanding automatically vest in full and become fully exercisable. In addition, severance benefits would include reimbursement for group health continuation coverage premiums for him and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for twelve months.

The named executive officer must provide a general release of claims against our Company in order to be eligible for any severance payments.

Potential Payments upon Termination

The following table illustrates the potential payments to each of our named executive officers in connection with:

•	the named executive officer’s termination without cause outside the context of a Change in Control of the Company, assuming such termination occurred on December 31, 2011;

•

the named executive officer’s termination without cause, or constructive termination, within the period commencing sixty days prior to a Change in Control of the Company and ending twelve months following the Change in Control, assuming such change in control occurred on December 31, 2011 and his options were assumed or substituted by the acquiring entity; and

•

the acceleration of the named executive officer’s equity awards in connection with a Change in Control of the Company, where the potential acquiring entity does not assume or substitute the options held by the executive and the executive’s employment is continued with the Company and/or the acquiring entity, assuming such Change in Control occurred on December 31, 2011.

	Type of Benefit	Potential payments in connection with:
Name		Termination without Cause or Constructive Termination	Termination Without Cause or a Constructive Termination commencing sixty days prior to a Change in Control and ending twelve months following the Change in Control		Equity Awards not Assumed or Substituted in Connection with a Change-in-Control
Clifford A. Reid, Ph.D.	Salary	$385,000	$577,500		$—
	Benefits	12,301	18,452		—
	Target Performance Bonus	—	433,125		—
	Equity Award Acceleration	—	565,455	(1)	565,455	(1)

	Total	397,301	1,594,532		565,455

Ajay Bansal	Salary	213,750	285,000		—
	Benefits	13,615	18,153		—
	Target Performance Bonus	—	114,000		—
	Equity Award Acceleration	—	30,720	(1)	30,720	(1)

	Total	227,365	447,873		30,720

Bruce K. Martin	Salary	198,750	265,000		—
	Benefits	16,116	21,488		—
	Target Performance Bonus	—	106,000		—
	Equity Award Acceleration	—	57,087	(1)	57,087	(1)

	Total	214,866	449,575		57,087

Keith Raffel	Salary	225,000	300,000		—
	Benefits	12,833	17,110		—
	Target Performance Bonus	—	60,000		—
	Equity Award Acceleration	—	—		___

	Total	237,833	377,110		—

Radoje T. Drmanac, Ph.D.	Salary	225,000	300,000		—
	Benefits	11,179	14,905		—
	Target Performance Bonus	—	120,000		—
	Equity Award Acceleration	—	297,484	(1)	297,484	(1)

	Total	236,179	732,389		297,484

(1)	Represents the estimated value of accelerated unvested stock options, calculated based upon the positive difference, if any, between the closing trading price of our common stock as of the end of 2011 less the exercise price of those accelerated stock options.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The members of our Compensation Committee for fiscal year 2011 were Messrs. Waite and Wall, Dr. Barkas until his death in November 2011, and Dr. Senyei from his appointment in December 2011. No members of the Committee were officers or employees of Complete Genomics or any of our subsidiaries during 2011. No members of the Commitee were formerly officers of Complete Genomics or had any relationship otherwise requiring disclosure hereunder. During 2011, no interlocking relationships existed between any of our executive officers or members of our Board or Compensation Committee, on the one hand, and the executive officers or members of the board of directors or compensation committee of any other entity, on the other hand.

TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions with Related Persons

Complete Genomics’ Code of Business Conduct and Ethics requires that all employees and directors avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of Complete Genomics.

In addition, pursuant to its written charter, the Audit Committee considers and approves or disapproves any related person transaction as defined under Item 404 of Regulation S-K promulgated by the SEC, after examining each such transaction for potential conflicts of interest and other improprieties. The Audit Committee considers each transaction pursuant to our related party transaction policy and in light of the specific facts and circumstances presented.

Transactions with Related Persons

Our Board of Directors has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Consulting Agreement

In November 2007, we entered into a consulting agreement with Mrs. Drmanac, the wife of Dr. Drmanac, our Chief Scientific Officer and one of our founders. Mrs. Drmanac provides research and development services related to our sequencing technology as an independent contractor. Mrs. Drmanac is compensated at a rate of $150 per hour for her services. In 2011, Mrs. Drmanac was a paid approximately $151,000 for her services pursuant to the consulting agreement. The consulting agreement is for a term of five years and can be terminated by either party with ten days written notice.

OTHER INFORMATION

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, 2011 Annual Report and proxy materials, as applicable, unless we have received contrary instructions from one or more of the stockholders. This allows us to save money by reducing the number of documents we must print and mail, and helps reduce the environmental impact as well.

Householding is available to both registered stockholders and beneficial owners of shares held in street name.

Registered Stockholders

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information to only one account in your household, as identified by you, we will deliver or mail a single copy of our Notice, 2011 Annual Report and proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting us at Complete Genomics either by calling 1-650-943-2800, or by writing to Complete Genomics, Inc., c/o Director of Investor Relations, 2071 Stierlin Court, Mountain View, CA 94043. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householding mailing this year, and you would like to have additional copies of our Notice, 2011 Annual Report and proxy materials, as applicable, mailed to you, please submit your request to Complete Genomics which will promptly deliver the requested copies.

Registered stockholders who have not consented to householding will continue to receive copies of our Notice, Annual Reports and proxy materials, as applicable, for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of annual reports or proxy statements for all registered stockholders residing at the same address by contacting Complete Genomics as outlined above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

ANNUAL REPORT

Accompanying this proxy statement is our Annual Report on Form 10-K for the year ended December 31, 2011, which contains our audited consolidated financial statements. Copies of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, are available free of charge on our website at http://ir.completegenomics.com/financials.cfm or you can request a copy free of charge by calling 650- 943-2800 or sending an email to scott.sandler@completegenomics.com. Please include your contact information with the request.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 22, 2012

This proxy statement and our 2011 Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, are available at http://ir.completegenomics.com/financials.cfm.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2013, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 31, 2012. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2013 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary at our principal executive offices, not later than March 25, 2013 nor earlier than February 22, 2013.

Sincerely,

/s/ A. W. Homan

A. W. Homan

Senior Vice President and General Counsel

April 30, 2012

Mountain View, California

Complete genomics

Shareowner Services

P.O. Box 64945

St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/gnom

Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 21, 2012.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 21, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR the nominee for director in Item 1 and “FOR” proposal 2.

1. Election of directors: 01 Andrew E. Senyei, M.D. Vote FOR nominee (except as marked) Vote WITHHELD for nominee

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

COMPLETE GENOMICS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, June 22, 2012 9:00 a.m. PDT

Complete Genomics, Inc.

2071 Stierlin Court

Mountain View, CA 94043

Complete genomics

Complete Genomics, Inc.

2071 Stierlin Court

Mountain View, CA 94043

proxy

This proxy is solicited by the Board of Directors of Complete Genomics, Inc. for use at the Annual Meeting of Stockholders to be held on June 22, 2012 at 9:0 0 a.m. (PDT) at the Company’s headquarters located at 2071 Stierlin Court, Mountain View, CA 94043.

This proxy when properly executed will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” the nominee for director in Item 1, “FOR” proposal 2, and with discretionary authority with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

By signing the proxy, you revoke all prior proxies and appoint Clifford A. Reid, Ph. D. and Arthur W. Homan, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable Federal securities laws.

See reverse for voting instructions.